ARIES VENTURES INC.
                    ANNOUNCES EXTENSION OF SERIES A WARRANTS


      Los Angeles, California, October 7, 2005 - Aries Ventures Inc., a Nevada corporation (OTC: ARVT and ARVTW), announced that it has extended the expiration date of its Series A Warrants from October 11, 2005 to November 11, 2005. All other terms and conditions of the Series A Warrants will remain unchanged.

      For additional information, contact Aries Ventures Inc. at 310-402-5069.